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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 7, 1998

                          SECOND BANCORP, INCORPORATED
                          ----------------------------
             (Exact name of registrant as specified in its charter)

Ohio                                 0-15624                      34-1547453
--------------------------------------------------------------------------------
(State of incorporation)            (Commission                 (IRS Employer
                                    File Number)             Identification No.)

108 Main Avenue S.W., Warren, Ohio                                   44482-1311
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code:  330-841-0123


ITEM 5. OTHER EVENTS

On May 4, 1998, the Company issued the following press release:

FOR IMMEDIATE RELEASE -- MAY 4, 1998


                            N E W S   R E L E A S E
                            -----------------------


Christopher Stanitz                        P. Scott Carson
Executive Vice President and               President and Chief Executive Officer
    Secretary                              Trumbull Financial Corporation
Second Bancorp, Inc.                       105 High Street, NE
108 Main Avenue, SW                        Warren, OH 44482
Warren, OH 44482                           (330) 373-1800
(330) 841-0234



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                      SECOND BANCORP AND TRUMBULL FINANCIAL
                        SIGN DEFINITIVE MERGER AGREEMENT

         WARREN, OHIO--SECOND BANCORP, INCORPORATED (Nasdaq, "SECD") and Trumbull Financial Corporation jointly announced today the signing of a definitive agreement for the acquisition of Trumbull Financial by Second Bancorp. Trumbull Financial's wholly-owned subsidiary, The Trumbull Savings and Loan Company, will be merged into Second National Bank, a wholly-owned subsidiary of Second Bancorp.

         Under the terms of the agreement, Second Bancorp will exchange 3.78 shares of its common stock for each of the 869,364 outstanding shares of Trumbull Financial. Based on the closing price of Second Bancorp on May 1, 1998 of $37.25, the transaction would be valued at approximately $122.4 million, or $140.81 per share of Trumbull Financial. The merger, which will be accounted for as a pooling of interests, is expected to be consummated in the fourth quarter, pending Trumbull Financial and Second Bancorp shareholder approval, regulatory approval and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

         Trumbull Savings has five banking offices in Trumbull County, Ohio and two offices in Jefferson County, Ohio. It also has an approved branch application for Twinsburg in Summit County, Ohio. At March 31, 1998, Trumbull Financial had total assets of $525.1 million, deposits of $382.8 million and shareholders' equity of $38.1 million. Trumbull Financial reported net income of $2.0 million for the six-month period ended March 31, 1998 with an annualized return on average assets of 0.78% and a return on average equity of 10.49%.


         Alan G. Brant, Chairman and President of Second Bancorp, stated, "This affiliation is consistent with our previously stated growth plans to become a leader in regional community banking and is a logical and attractive opportunity for Second Bancorp. We are impressed with the way in which the management and Board of Directors has operated Trumbull Savings and served its communities over the years. Trumbull Savings is a great community savings bank with a strong reputation for providing exceptional customer service. It is a natural fit with our existing Trumbull County franchise and allows us to expand into Jefferson County. We look forward to welcoming the Trumbull Savings customers and employees."
                                   Page 2 of 7
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         Brant continued, "We believe this transaction will help assure that predominantly locally owned and operated community banking will continue to flourish in the Mahoning Valley and Northeastern Ohio. Second Bancorp will benefit from Trumbull's high liquidity levels and its attractive funding base. We expect to be able to enhance Trumbull Financial's net interest margin and gain operating efficiencies. We expect the transaction to be accretive to Second Bancorp's earnings per share in the first full year and we expect this transaction to enhance our efficiency ratio and our return on equity."

         P. Scott Carson, President and Chief Executive Officer of Trumbull Financial, commented, "In Second Bancorp we found local community bankers of a like business philosophy who are both intensely focused on satisfying customers' financial needs and maintaining strong commitments to the communities they serve. Also, Second has demonstrated an outstanding track record in building shareholder value. We have built a strong franchise and are excited to be affiliating with Second Bancorp. Having Second Bancorp stock will enhance the liquidity for our shareholders and our customers can expect us to offer additional banking products and services."

         Second Bancorp estimates that the synergies of the transaction will produce annual cost savings equal to approximately 36% of Trumbull Financial's operating expenses, or approximately $3.3 million, pre-tax. Second Bancorp expects the effect of the merger on Trumbull Financial's workforce to be very minimal and believes that normal attrition at both companies should absorb staff overlaps.

         Second Bancorp had previously announced, on April 1, 1998, the signing of a definitive agreement to merge with Enfin, Inc. of Solon, Ohio. On a pro forma basis, given the effect of both transactions, the combined company will have assets of $1.5 billion, deposits of $1.1 billion, and shareholders' equity of $122.6 million.

         McDonald & Company Securities, Inc. is serving as Second Bancorp's financial advisor and Sandler O'Neill & Partners, L.P. is serving as Trumbull Financial's financial advisor in connection with the transaction.


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FORWARD LOOKING INFORMATION:
----------------------------
This press release contains certain estimates and projections regarding the combined company following the merger. These estimates and projections constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the mergers cannot be fully realized or realized within the expected time frame; (2) revenues following mergers are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration; (5) changes in the interest rate environment reduce net interest income; (6) general economic conditions deteriorate, either nationally or in the states in which the combined company will be doing business; and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.





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      SECOND BANCORP, INC.'S ACQUISITION OF TRUMBULL FINANCIAL CORPORATION
                               SUMMARY FACT SHEET

ANNOUNCEMENT DATE:       May 4, 1998

DEAL STRUCTURE:          Pooling of interests, tax-free exchange
                         Due diligence completed
                         Definitive agreement signed
                         $2.0 million break-up fee under certain circumstances
                         Second has received an option to purchase 19.9% of
                            Trumbull's shares under certain circumstances
                         Trumbull option to terminate transaction if Second Bancorp's stock falls below $25.00 and under performs a selected group of bank stocks. Second would have option to adjust the exchange ratio if this occurs.

TERMS:                   3.78 shares of Second Bancorp common for each share of
                            Trumbull Financial.

TIMING: Subject to normal regulatory approval and shareholder approval by both companies. Closing expected in fourth quarter 1998.

PRICING:                 Purchase price per share (a)            $140.81
                         Price to book value (3/31/98)            321.4%
                         Price to LTM EPS                          33.8 x
                         Price to 1998E EPS                        31.6 x
                         Estimated transaction value (a)         $122.4 million
                         Second Bancorp shares issues            3,286,195

                         (a) Based upon Second Bancorp's closing price on May 1, 1998 of $37.25.

TRANSACTION RATIONALE:

         - Ability to merge Trumbull Savings and Second National Bank creating a $1.5 billion banking institution in northeast Ohio.

         - Second Bancorp will have the leading market share in Trumbull County with 23.6% of total deposits.

         - Provides Second Bancorp with the ability to leverage costs of retail banking over a larger base.

         - The merger will achieve cost savings of 36% of Trumbull Financial's operating expenses through consolidation of staff functions, branch overlap and back-office processing.

         - Second Bancorp will have the opportunity to enhance Trumbull Financial's net interest margin through a reduction in Trumbull Financial's liquidity levels and the introduction of commercial loan and deposit products.

         - Transaction is expected to be accretive to earnings per share in the first full year based on cost savings alone.


                                   Page 5 of 7


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               SECOND BANCORP'S ACQUISITION OF TRUMBULL FINANCIAL
                    PRO FORMA COMBINED FACT SHEET (UNAUDITED)
                                 MARCH 31, 1998
                                ($ IN THOUSANDS)

                                                   SECOND        TRUMBULL
                                                  BANCORP        FINANCIAL         PRO FORMA
                                                  -------        ---------         ---------
Total assets                                  $   931,286      $   525,122        $ 1,456,408
Loans receivable - net                            564,987          316,851            881,838
Deposits                                          665,177          382,819          1,047,996
Shareholders' equity                               80,977           38,082            119,059
Equity/assets                                        8.70%            7.25%              8.17%
Basic shares outstanding                        6,830,689          869,364         10,116,884
Market capitalization ($millions) (a)         $254.4 million            NA        $376.9 million

Number of banking offices                              27                7                 32


-------------------------------------------------------------------------------------------------

(a) Based upon Second Bancorp's closing price on May 1, 1998.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           Second Bancorp, Incorporated


Date: May 7, 1998                          /s/ David L. Kellerman
                                           -------------------------------
                                           David L. Kellerman, Treasurer




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